FOR IMMEDIATE RELEASE NASDAQ Symbol: NVAX

NOVAVAX REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

MALVERN, PA (November 14, 2006) — /PRNewswire-FirstCall/ — Novavax Inc. (NASDAQ: NVAX), today announced its financial results for the third quarter ended September 30, 2006. Novavax reported a net loss of $5.0 million ($0.08 per share) for the quarter ended September 30, 2006 compared to a net loss of $2.7 million ($0.06 per share) in the comparable quarter of 2005.

For the nine months ended September 30, 2006, the Company reported a net loss of $16.9 million ($0.29 per share), compared to a net loss of $17.3 million ($0.42 per share) for the comparable nine-month period in 2005. The increase in the net loss was primarily due to higher costs associated with the development of the Company’s VLP-based influenza vaccine program. The 2006 net loss included non-cash stock-based compensation expense of $0.3 million for the third quarter and $1.5 million for the nine-month period recorded in connection with the company’s adoption of Statement of Financial Accounting Standard No. 123 (revised) Accounting For Stock-Based Compensation (SFAS No. 123®), effective January 1, 2006. The 2005 net loss included an offset for a gain on the sale of assets of $0.9 million in September 2005. Novavax ended the third quarter of 2006 with over $75 million in cash and investments compared to $31.9 million as of December 31, 2005.

“We made substantial progress in the third quarter in executing our strategy to become a premier vaccine company,” said Novavax Chief Executive Officer Dr. Rahul Singhvi. “Keeping highly focused on our virus-like particle technology, we have been able to demonstrate in pre-clinical testing that Novavax is capable of responding to the ever-evolving influenza virus.” Among Novavax’s accomplishments during the quarter:

•	The Company has made experimental vaccines that target the clade 2 family of H5N1 pandemic influenza viruses, as well as vaccines targeting a number of additional subtypes recently identified by the World Health Organization as having pandemic potential.

•	Novavax scientists have created a trivalent vaccine for seasonal influenza that has demonstrated superior cross-reactivity compared to other antigens. Pre-clinical studies are underway.

•	An intranasal version of Novavax’s seasonal influenza vaccine has been developed and appears to generate a robust immune response in early pre-clinical studies.

•	The Company’s leadership team has been further strengthened by the additions of Dr. Penny Heaton, formerly of Merck & Co., as Chief Medical Officer; Jeff Church, formerly of GenVec, as Chief Financial Officer; and Dr. Tom Monath, of Kleiner Perkins Caufield and Beyers, who joined the Board of Directors.

“We remain on track to begin human clinical trials with our pandemic vaccine during the first half of 2007,” Dr. Singhvi said. “Further, we are confident that we have defined a process that can be leveraged – with minimal changes –- to manufacture VLP vaccines against other disease targets. We have begun a rigorous process to identify other potential products for addition to our existing pipeline.”

Revenue for the third quarter ended September 30, 2006 was $1.2 million as compared to $1.9 million for the same period last year. Revenue for the nine months ended September 30, 2006 was $3.3 million as compared to $5.1 million in the comparable nine-month period in 2005. Revenue was derived primarily from sales of ESTRASORB® and Gynodiol and from government-funded research and development programs. Revenue in 2005 included sales of products divested in September 2005 — $0.4 million in the third quarter of 2005 and $1.6 million in the nine-month period ended September 30, 2005. This decline in revenue reflects our corporate strategy of transitioning from a specialty pharmaceutical company that was focused on women’s health products to an innovative biopharmaceutical company that is now developing novel vaccines against infectious diseases including pandemic and seasonal influenza.

Research and development costs for the third quarter ended September 30, 2006 increased 150 percent to $2.9 million from $1.2 million incurred during the third quarter of last year. For the nine-month period ended September 30, 2006, research and development costs increased 122 percent to $8.3 million as compared to $3.8 million for the same period in 2005. These higher costs were primarily due to increased spending on the influenza vaccine program as well as increased stock-based compensation expense recorded in connection with the Company’s adoption of SFAS No. 123®.

Cost of products sold related to Novavax’s legacy products, ESTRASORB and Gynodiol, increased to $1.2 million in the third quarter from $1.1 million in the comparable prior year period. The third quarter of 2006 included $0.7 million attributed to idle manufacturing capacity compared to similar costs of $0.4 million in the third quarter of 2005. The Company incurred $0.3 million in excess inventory costs over market for the third quarter of 2006, reflecting excess production costs over the sales price of ESTRASORB. Costs of products sold for the nine months ended September 30, 2006 decreased 30 percent to $3.6 million from $5.1 million in the same period last year. The nine-month period ended September 30, 2006 included $1.8 million in idle capacity costs at the Company’s manufacturing facility compared to similar costs of $2.9 million in the comparable prior year period. The Company incurred $1.3 million in excess inventory costs over market for the nine months ended September 30, 2006.

General and administrative costs were $2.5 million for the third quarter ended September 30, 2006 compared with $1.7 million for the same period in 2005. The current quarter included $0.2 million in costs related to stock-based compensation in accordance with SFAS 123®. The prior year quarter included a $0.4 million offset for opportunity grant funds received from the Commonwealth of Pennsylvania. General and administrative costs for the nine-month period ended September 30, 2006 were $7.9 million compared to $6.1 million for the same period in 2005. The increase for the nine-month period was partially due to $1.0 million of costs related to the recording of stock-based compensation in accordance with SFAS 123® coupled with the $0.4 million offset for opportunity grant funds recorded in the prior year mentioned above.

Selling and marketing costs decreased significantly in the third quarter and nine months ended September 30, 2006 due to our change in strategic focus from a commercial business model to one focused on our core competency of developing novel vaccines against infectious diseases. With the sale of our vitamin and AVC product lines to Pharmelle in September 2005 and the licensing of ESTRASORB in North America to Esprit Pharma in October 2005, our ongoing selling expenses in 2006 consist primarily of costs related to sales of Gynodiol.

Conference Call

Novavax’s management will host its quarterly conference call at 10:00 a.m. EDT on November 14, 2006. To participate, dial 1-866-700-7477 (International 1-617-213-8840) and enter pass code 11738919. Investors can listen to the call live by logging into the Company’s website at http://www.novavax.com. The call will be archived on the website for 90 days after the call and will be available by telephone from November 14, 2006 at noon through November 21, 2006 at 1-888-286-8010, pass code 43667975 followed by the number sign.

About Novavax

Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options.  Using the Company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases.  Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines.  With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.

CONTACT:
Mariann Caprino
Phone: 1-484-913-1213

Forward Looking Statements

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by Novavax to secure and maintain relationships with collaborators; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

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NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)

	Unaudited		Unaudited
	Three-months ended		Nine-months ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Revenues:
Net product sales	$571	$1,300	$1,668	$3,908
Contract research & development	582	417	1,459	1,086
Royalties, milestone and licensing fees	40	150	208	150

Total revenues	1,193	1,867	3,335	5,144

Operating costs and expenses:
Cost of products sold	1,170	1,068	3,564	5,074
Excess inventory costs over market	264	—	1,256	—
Research and development	2,903	1,161	8,336	3,759
General and administrative	2,530	1,694	7,860	6,109
Selling and marketing	20	930	86	6,832
Facility exit costs	—	107	—	105
Gain on sale of product assets	—	(856)	—	(856)
Total operating costs and expenses	6,887	4,104	21,102	21,023

Loss from operations	(5,694)	(2,237)	(17,767)	(15,879)

Other income (expense)
Interest income	1,021	45	2,239	148
Interest expense	(341)	(535)	(1,392)	(1,598)

Total other income (expense)	680	(490)	847	(1,450)

Net loss	$(5,014)	$(2,727)	$(16,920)	$(17,329)

Basic and diluted net loss per share	$(.08)	$(.06)	$(.29)	$(.42)

Weighted average number of common shares used in computing basic and diluted net loss per share	61,500,942	43,469,637	58,444,933	40,873,473

SELECTED BALANCE SHEET DATA
(in thousands)

	Unaudited
	As of September 30,	As of December 31,
	2006	2005
Cash and cash equivalents	$21,294	$31,893
Short-term investments	53,851	?
Total current assets	80,100	37,611
Working capital	76,484	32,735
Total assets	125,381	84,382
Long term obligations	22,626	29,854
Stockholders’ equity	99,139	49,652

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